Execution Copy

EXCHANGE AGREEMENT

BY AND AMONG

PUBLIC MEDIA WORKS, INC.,

THE PULSE NETWORK, INC.,

AND

STEPHEN J. SABER, NICHOLAS C. SABER AND JOHN N. SABER

Dated as of July 26, 2012

-iii-

-iv-

SCHEDULES

Schedule I	TPN Interests to be exchanged for PMW Common Stock

Schedule II	Distribution of PMW Shares to the Sellers

Schedule III	PMW Shares Owned Post-Closing by Current PMW Shareholders and Creditors

PMW Disclosure Schedule

TPN Disclosure Schedule

-v-

EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”) is made effective as of July 26, 2012 by and among:

•	Public Media Works, Inc., a Delaware corporation (“PMW”),

•	The Pulse Network, Inc., a Massachusetts corporation (“TPN”), and

•	Stephen J. Saber, Nicholas C. Saber and John N. Saber (collectively, the “Sellers” and each, a “Seller”),

with respect to the following facts:

RECITALS

A. The Sellers own all of the issued and outstanding shares of capital stock of TPN (the “TPN Interests”) as set forth opposite their respective names on Schedule I to this Agreement;

B. PMW desires to acquire from the Sellers, and the Sellers desire to sell and transfer to PMW, all of the TPN Interests owned by the Sellers on the Closing Date, in exchange for the issuance and delivery by PMW of an aggregate of 38,000,000 shares of Common Stock, par value $0.0001 per share, of PMW (“Common Stock”) on the terms and conditions set forth in this Agreement (the “Exchange”).

C. It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of the of the Internal Revenue Code of 1986, as amended (the “Code”) and a reorganization described in Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1

EXCHANGE OF SECURITIES

Section 1.01        The Exchange. On the terms and subject to the conditions of this Agreement:

(a)                PMW shall issue and deliver to each Seller such number of shares of Common Stock as is set forth opposite such Sellers’s name on Schedule II hereto, subject to adjustment as set forth in Section 1.02, and

(b)               each Seller shall sell, transfer and deliver to PMW, all of such Seller's issued and outstanding TPN Interests set forth opposite such Seller’s name on Schedule I hereto along with a duly executed stock powers endorsed in favor of PMW on the Closing Date.

Section 1.02        Post-Closing Ownership.  Based on the outstanding capital stock of PMW as of the date hereof, and giving effect to the mandatory cancellation before the Closing of all options, warrants and any other securities convertible into Common Stock (or into any other class of equity of PMW), (i) the Sellers shall own an aggregate of 38,000,000 shares of Common Stock of PMW as set out on Schedule II attached hereto, and (ii) current stockholders, directors, advisors and creditors of PMW shall own an aggregate of 4,000,000 shares of Common Stock of PMW as set out on Schedule III attached hereto. Except as set forth on Schedule III attached hereto, the 4,000,000 shares of Common Stock of PMW to be issued to the current stockholders, directors, advisors and creditors of PMW shall be issued without resale restriction pursuant to Section 1145(a)(1) of the United States Bankruptcy Code.

(b)               If between the date of this Agreement and the Closing Date, there shall be any change in the ownership of equity interests of TPN, or any change in the number of shares of outstanding capital stock of PMW, the number of shares of Common Stock to be issued under this Agreement shall remain fixed such that immediately following the Closing the aggregate number of shares of Common Stock issued to the Sellers represents the percentage ownership of 95% as set out on Schedule II attached hereto and the aggregate number of shares of Common Stock issued to the current stockholders and creditors of PMW represents the percentage ownership of 5% as set out on Schedule III attached hereto.

Article 2

THE CLOSING

Section 2.01 Closing Date. The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall take place by the electronic exchange of executed and delivered documents effective as of 10:00 a.m. Pacific Time on November 15, 2012, or at such other date and time as PMW and TPN may mutually agree. The time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”.

Section 2.02        Transactions at Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed as having taken place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) PMW shall deliver to TPN, as agent for the Sellers, the following documents:

(i) Validly executed stock certificates corresponding to the Common Stock issued in the name of the Sellers in the amounts set forth in Schedule II;

(ii) Instructions directing its transfer agent to register the allotment of the Common Stock to the Sellers in the stockholders ledger of PMW;

(iii) True copies of all consents and waivers obtained by PMW, in accordance with the provisions of Section 7.01 below;

(iv) Certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that PMW is in good standing under the laws of said state;

(v) Certified copy of the Certificate of Incorporation of PMW, as amended through the Closing Date, as certified by the Secretary of State of the State of Delaware at or about the Closing Date;

(vi) Secretary’s certificate duly executed by PMW’s secretary attaching and attesting to the accuracy of: (A) the bylaws of PMW, (B) the resolutions of PMW’s board of directors issuing and allotting the Common Stock to the Sellers subject to the provisions hereof, approving the transactions contemplated hereby, including the Exchange, selecting the directors of PMW as provided in Section 6.12), and appointing Stephen J. Saber (Chief Executive Officer and Chief Financial Officer) and Nicholas C. Saber (President, Treasurer and Secretary), and (C) an incumbency certificate signed by all of the executive officers of PMW, dated at or about the Closing Date;

(vii) An officer’s certificate duly executed by PMW’s chief executive officer to the effect that the conditions set forth in Section 7.01(a) below have been satisfied, dated as of the Closing Date;

(viii) Resignation and release agreement, in a customary and mutually satisfactory form, from the current officer Martin Greenwald (Chief Executive Officer and Chief Financial Officer) to be effective as of the Closing (which shall be not less than 10 days after the mailing of a 14(f)-1 Information Statement to PMW's stockholders of record);

(ix) All corporate books and records of PMW; and

(x) Such other documents and instruments as TPN may reasonably request.

(b) TPN shall deliver, or cause to be delivered, to PMW the following documents and/or shall take the following actions:

(i) President’s certificate duly executed by TPN’s president attesting to the accuracy of Schedule I as of the Closing Date thereby verifying the ownership of TPN Interests being transferred by the Sellers;

(ii) Certificate of good standing from the Secretary of State of the Commonwealth of Massachusetts, dated at or about the Closing Date, to the effect that TPN is in good standing under the laws of said state;

(iii) Certified copy of the Articles of Organization of TPN, as amended through the Closing Date, certified by the Secretary of State of the Commonwealth of Massachusetts, dated at or about the Closing Date;

(iv) Secretary’s certificate duly executed by TPN’s secretary attaching and attesting to the accuracy of: (A) the resolutions of TPN’s board of directors, approving the transactions contemplated hereby, including the Exchange, and (B) an incumbency certificate signed by all of the executive officers of TPN, dated at or about the Closing Date;

(v) An officer’s certificate duly executed by TPN’s chief executive officer to the effect that the conditions set forth in Section 7.02(a) below have been satisfied, dated as of the Closing Date; and

(vi) Such other documents as PMW may reasonably request.

(c) The Sellers shall deliver to PMW duly executed stock powers , in a customary and mutually satisfactory form, effecting the immediate and unconditional sale, assignment and irrevocable transfer of TPN Interests to PMW, free and clear of any Liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law.

Article 3

REPRESENTATIONS AND WARRANTIES OF PMW

PMW represents and warrants to TPN that, subject to such exceptions as may be specifically set forth in the public reports filed by PMW on the SEC’s EDGAR database and as set forth in the PMW Disclosure Schedule attached hereto, the statements contained in this Article III are true and correct as of the date of this Agreement:

Section 3.01        Organization and Qualification. PMW is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. PMW has the corporate power and authority to own and operate its business as presently conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. PMW is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. Except for its wholly-owned subsidiary EntertainmentXpress, Inc., a California corporation, PMW has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.02        Authorization. PMW has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 3.03        Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by PMW and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of PMW, in accordance with its terms.

Section 3.04        No Conflict. Neither the execution and delivery of this Agreement by PMW nor the performance by PMW of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with PMW’s Certificate of Incorporation or Bylaws, each as amended through the Closing Date; (ii) violate any statute, law, ordinance, rule or regulation, applicable to PMW or any of the properties or assets of PMW; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of PMW, or result in the creation or imposition of any Lien upon any properties, assets or business of PMW under, any Contract or any order, judgment or decree to which PMW is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on PMW, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.05        Required Filings and Consents. The execution and delivery of this Agreement by PMW does not, and the performance of this Agreement by PMW will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to PMW except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”); (ii) the consents or approvals required by the Bankruptcy Court in PMW’s Chapter 11 proceedings; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PMW, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement. To PMW’s Knowledge, PMW has notified all creditors of PMW (in accordance with the Bankruptcy Code) of PMW’s Chapter 11 proceedings, such that to PMW’s Knowledge, no creditors shall have any rights other than as confirmed by the Bankruptcy Court under the Plan of Reorganization. Except as set out in the Plan of Reorganization, there are no current or former employees of PMW who have any wage claims against PMW.

Section 3.06        Capitalization. The authorized capital stock of PMW consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 63,315,615 shares of Common Stock are issued and outstanding as of the date of this Agreement, and as a result of a reverse split to occur at the Closing, no more than approximately 400,000 shares of Common Stock will be issued and outstanding as of the Closing Date. As of the Closing Date there will be no options, warrants or any other securities convertible into, or exercisable for, shares of Common Stock (or into any other class of equity of PMW). Except for the transactions contemplated by this Agreement, as of the Closing, there will be no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from PMW any shares of capital stock of PMW and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of PMW or under which PMW is, or may become, obligated to issue any of its securities. All shares of capital stock of PMW outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

Section 3.07        Status of Common Stock. The Common Stock, when issued and allotted at the Closing in exchange for TPN Interests, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in PMW’s charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in PMW’s stockholders ledger.

Section 3.08        SEC Reports and Financial Statements. PMW has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it, and has heretofore made available (or promptly following filing will make available) to TPN true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act (the “PMW SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the PMW SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

Section 3.09        Financial Statements. Each of the financial statements (the “PMW Financial Statements”) included in the PMW SEC Documents including but not limited to the audited financial statements for the years ended February 28, 2011 and February 29, 2012 and the reviewed financial statements for the nine (9) month period ended November 30, 2011 have been (or will be) filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of PMW, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of PMW as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

Section 3.10        No Undisclosed Assets or Liabilities. Except as disclosed in the PMW Financial Statements, PMW does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, “Liabilities”), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any Liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties). As of the Closing Date, PMW shall have no Liabilities other than up to $165,000 in post-petition accounts payable or accrued expenses (reduced by any amounts paid by TPN pursuant to Section 6.14 of this Agreement). For clarity, PMW’s expenses include, without limitation, those expenses arising from or in connection with (i) the transactions contemplated by this Agreement, and (ii) PMW’s petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Bankruptcy Court”) and any pre- and post-bankruptcy confirmation matters.

Section 3.11        Material Contracts. Each PMW Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to PMW, and to PMW’s Knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither PMW nor, to PMW’s Knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by PMW or, to PMW’s Knowledge, by any such other party, or permit termination, modification or acceleration, under any PMW Material Contract.

Section 3.12        Intellectual Property Rights.

(a) PMW owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in its business, free and clear of all liens, claims or encumbrances (all of which are referred to as the “PMW Intellectual Property Rights”). The foregoing representation as it relates to all licenses, sublicenses and other agreements to which PMW is a party and pursuant to which PMW is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”) is limited to the interests of PMW pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants PMW such rights to such intellectual property as are used in the business as currently conducted.

(b) PMW (i) has not received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) does not have any Knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any PMW Intellectual Property Rights or Licensed Intellectual Property. PMW has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

Section 3.13        Litigation. There is no action pending or, to the Knowledge of PMW, threatened against PMW, nor is there any outstanding judgment, decree or injunction against PMW.

Section 3.14        Taxes. PMW has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and PMW has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to PMW’s Knowledge, against PMW or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon PMW’s assets.

Section 3.15        Registration. No order revoking the registration of PMW or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of PMW, after reasonable inquiry, threatened.

Section 3.16        Listing and Maintenance Requirements. The Common Stock is registered under Section 12(g) of the Exchange Act, and PMW has taken no action designed to, or which to the Knowledge of PMW is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has PMW received any notification that the SEC is contemplating terminating such registration. The Common Stock is presently traded on the OTC Bulletin Board under the symbol “PUBMQ”. PMW has not, in the past twelve months, received notice from the OTC Bulletin Board to the effect that PMW is not in compliance with the listing or maintenance requirements of the OTC Bulletin Board. PMW is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 3.17        Books and Records. The books and records, financial and others, of PMW are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.18        Insurance. Except as set forth on the PMW Disclosure Schedules, PMW does not have any insurance coverage.

Section 3.19        Compliance. PMW is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. PMW has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. PMW does not, and is not required to, hold any permits, licenses or franchises from Governmental Authorities.

Section 3.20        Absence of Certain Changes. Since November 30, 2011, except as described in the PMW SEC Documents or as expressly permitted or required by this Agreement or with the consent of TPN, PMW has not:

(a) sold or otherwise issued any shares of capital stock;

(b) acquired any assets or incurred any Liabilities;

(c) amended its certificate of incorporation or bylaws;

(d) waived any rights of value which in the aggregate are extraordinary or material considering the business of PMW;

(e) made any material change in its method of management, operation or accounting;

(f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(g) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date;

(h) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;

(i) become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of PMW or become subject to any change or development in, or effect on, PMW that has or could reasonably be expected to have a Material Adverse Effect, or

(j) entered into any agreement to take any action described in clauses (a) through (i) above.

Section 3.21        Material Transactions or Affiliations. Except as described in the PMW SEC Documents, there is no contract, agreement or arrangement between PMW and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by PMW to own beneficially, five percent or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof. PMW has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 3.22        Employees. PMW is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. PMW does not have any employment agreements with its employees. There are no proceedings pending or, to PMW’s Knowledge, reasonably expected or threatened, between PMW, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to PMW’s Knowledge, reasonably expected or threatened, against PMW under any workers’ compensation or long term disability plan or policy. PMW has no unsatisfied obligations that would have a Material Adverse Effect on PMW to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, COBRA, HIPAA, or any state law governing health care coverage extension or continuation. As of the Closing, all employees shall be terminated by PMW without recourse to PMW, TPN or the Sellers.

Section 3.23        Previous Sales of Securities. Since inception, PMW has sold Common Stock to investors only in registered offerings or reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. As of the Closing, there will be no registration rights, including piggyback rights, granted to any Person or entity.

Section 3.24        Principals of PMW. To the Knowledge of PMW, during the past ten years, no officer or director of PMW has been:

(a) except with respect to the Company bankruptcy, the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 3.25        Tax-Free Exchange. PMW has not taken any action, nor does PMW know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a “reorganization” within the meaning of Section 351 or 368 of the Code.

Section 3.26        Brokers and Finders. Neither PMW, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Exchange for which PMW has or could have any liability. TPN is responsible for fees payable (if any) to The Nine Associates, LLC.

Section 3.27        Disclosure. There is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of PMW and/or its subsidiaries that has not been disclosed in writing to TPN and the Sellers by PMW. No representation or warranty of PMW in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF TPN

TPN represents and warrants to PMW that, subject to such exceptions as set forth in the TPN Disclosure Schedule attached hereto, the statements contained in this Article IV are true and correct as of the date of this Agreement:

Section 4.01        Organization and Qualification. TPN is duly organized and validly existing under the laws of Massachusetts. TPN has the corporate power and authority to own and operate its business as presently conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. TPN is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect. TPN has no subsidiaries except RECAP, LLC, a Massachusetts limited liability company, and CrossTech Partners, LLC, a Massachusetts limited liability company (“CP LLC”). Before the Closing, TPN shall distribute all of its interests in CP LLC to the Sellers, such that on and after the Closing, TPN will no longer own any interests in CP LLC. For clarity, notwithstanding anything in this Agreement (or any agreement referenced in this Agreement), neither TPN nor the Sellers are selling, conveying, or transferring in any manner, any right, title or interest, directly or indirectly, in any other business or entity owned by the Sellers or their Affiliates. For further clarity, and without affecting the generality of the preceding sentence, PMW is not acquiring any interest in such entities, including the entity that owns the real property at which TPN’s principal offices in Canton, Massachusetts are located.

Section 4.02        Authorization. TPN has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 4.03        Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by TPN and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of TPN, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.04        No Conflict. Neither the execution and delivery of this Agreement by TPN nor the performance by TPN of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with TPN’s Articles of Organization or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to TPN or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of TPN, or result in the creation or imposition of any Lien upon any properties, assets or business of TPN under, any Material Contract or any order, judgment or decree to which TPN is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on TPN, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.05        Required Filings and Consents. The execution and delivery of this Agreement by TPN do not, and the performance of this Agreement by TPN will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to TPN, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TPN, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.06        Capitalization. The TPN Interests owned by the Sellers are the only equity ownership interests issued or outstanding in TPN. All TPN Interests outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. TPN offered to issue options to two TPN employees as set out in Schedule I attached hereto.

Section 4.07        Financial Statements. TPN has previously furnished to PMW true and complete copies of the compiled consolidated balance sheet of TPN for the fiscal year ended December 31, 2011 and the related statements of operations, stockholders equity and cash flows for the year then ended (all of such financial statements of TPN collectively, the “TPN Financial Statements”). The TPN Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of TPN at the date or for the period set forth therein, provided however that the TPN Financial Statements do not (i) contain footnotes and disclosures required by GAAP or (ii) reflect TPN’s obligations to John C. Saber (father of the Sellers) under that certain agreement dated as of September 1, 2004 between John C. Saber and the predecessor corporation to TPN (the “JCS Agreement”). The TPN Financial Statements have been prepared from and in accordance with the books and records of TPN.

Section 4.08        No Undisclosed Liabilities. Except as disclosed in the TPN Financial Statements and in the JCS Agreement, TPN has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

Section 4.09        Material Contracts. Each TPN Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to TPN, and to TPN’s Knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither TPN nor, to TPN’s Knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by TPN or, to TPN’s Knowledge, by any such other party, or permit termination, modification or acceleration, under any TPN Material Contract.

Section 4.10        Intellectual Property Rights.

(a) TPN owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in its business, free and clear of all liens, claims or encumbrances (all of which are referred to as the “TPN Intellectual Property Rights”). The foregoing representation as it relates to all licenses, sublicenses and other agreements to which TPN is a party and pursuant to which TPN is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”) is limited to the interests of TPN pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants TPN such rights to such intellectual property as are used in the business as currently conducted.

(b) TPN (i) has not received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) does not have any Knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any TPN Intellectual Property Rights or Licensed Intellectual Property. TPN has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

Section 4.11        Litigation. There is no action pending or, to the Knowledge of TPN, threatened against TPN that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against TPN, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 4.12        Taxes. TPN has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and TPN has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to TPN’s Knowledge, against TPN or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon TPN’s assets.

Section 4.13        Compliance. TPN is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. TPN has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. TPN holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.14        Absence of Certain Changes. Since the date of the most recent TPN Financial Statements:

(a) there has been no change or development in, or effect on, TPN that has or could reasonably be expected to have a Material Adverse Effect;

(b) Except for the distribution to the Sellers of all equity interests in CP LLC that will occur before the Closing, TPN has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business;

(c) TPN has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business;

(d) TPN has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and

(e) TPN has not entered into any agreement to take any action described in clauses (a) through (d) above.

Section 4.15        Material Transactions or Affiliations. Except for payroll obligations, business travel and other business out-of-pocket expenses, loans, employment agreements and leases (“Permitted Transactions”), there is no contract, agreement or arrangement between TPN and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by TPN to own beneficially, five percent or more of its issued and outstanding common stock or preferred stock and which is to be performed in whole or in part after the date hereof. Except for Permitted Transactions, TPN has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 4.16        Employees. TPN is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to TPN’s Knowledge, reasonably expected or threatened, between TPN, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to TPN’s Knowledge, reasonably expected or threatened, against TPN under any workers’ compensation or long term disability plan or policy. TPN has no unsatisfied obligations that would have a Material Adverse Effect on TPN to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

Section 4.17        Principals of TPN. During the past ten years, no officer or director of TPN has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 4.18        Tax-Free Exchange. TPN has not taken any action, nor does TPN know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a “reorganization” within the meaning of Section 351 or 368 of the Code.

Section 4.19        Brokers and Finders. TPN is responsible for the fees payable to The Nine Associates, LLC (if any). Except for fees payable to The Nine Associates, LLC (if any), none of TPN or any of its officers, directors, employees or managers, have employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Exchange for which TPN has or could have any liability.

Section 4.20        Disclosure. There is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of TPN that has not been disclosed in writing to PMW by TPN. No representation or warranty of TPN in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.21        PMW Bankruptcy; PMW Assets. Notwithstanding the representations and warranties make by PMW in Article III, TPN understands that PMW is in Chapter 11 in the Bankruptcy Court and TPN has had the opportunity to review PMW’s filings with the Bankruptcy Court, and PMW is not making any representations or warranties with respect to the value, condition or sufficiency of its assets, PMW Intellectual Property Rights, or business operations.

Article 5

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby makes the following representations and warranties to TPN and PMW:

Section 5.01        Authorization. Such Seller has all requisite power to execute and deliver, to perform his obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.02        Validity and Effect of Agreement. Upon the execution and delivery of each other document to which such Seller is a party (assuming due execution and delivery by each other party thereto) each such other document will be the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 5.03        No Breach or Violation. The execution, delivery and performance by such Seller of this Agreement and each other document to which he is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with any agreement to which such Seller is a party, or by which such Seller or such Seller’s assets are bound or affected.

Section 5.04        Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Government Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other document to which he is a party or for the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 5.05        Title. The TPN Interests to be delivered by such Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by such Seller, free and clear of any Lien and represent such Seller’s entire ownership interest in TPN.

Section 5.06        No Government Review. Such Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the Common Stock or passed upon or endorsed the merits of the Common Stock or this Agreement or any of the other documents relating to the Exchange (collectively, the “Offering Documents”), or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement or the other Offering Documents.

Section 5.07        Investment Intent. The shares of Common Stock are being acquired by such Seller for such Seller’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of the shares of Common Stock are being acquired by each Seller.

Section 5.08        Restrictions on Transfer. Each Seller understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by a Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, such Seller shall furnish PMW with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to PMW. Each Seller acknowledges that he is able to bear the economic risks of an investment in the Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

Section 5.09        Informed Investment. Each Seller has made such investigations in connection herewith as he deemed necessary or desirable so as to make an informed investment decision without relying upon PMW or TPN or their respective legal counsel for legal or tax advice related to this investment. In making his decision to acquire the Common Stock, each Seller has not relied upon any information other than information contained in this Agreement, the PMW SEC Documents and in the other Offering Documents.

Section 5.10        Access to Information. Each Seller acknowledges that he has had access to and has reviewed all documents and records relating to PMW, including, but not limited to, the PMW SEC Documents, that he has deemed necessary in order to make an informed investment decision with respect to an investment in PMW.

Section 5.11        Reliance on Representations. Each Seller understands that the shares of Common Stock are being offered and issued to each Seller in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that PMW and TPN are relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Common Stock. Each Seller represents and warrants to PMW and TPN that any information each Seller has heretofore furnished or furnishes herewith to PMW and TPN is complete and accurate, and further represents and warrants that he will notify and supply corrective information to PMW and TPN immediately upon the occurrence of any change therein occurring prior to PMW’s issuance of the Common Stock. Within five (5) days after receipt of a request from TPN, each Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which TPN is subject.

Section 5.12        No General Solicitation. Each Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

Section 5.13        Legends. Each Seller understands that the certificates representing the Common Stock shall have endorsed thereon the following legend, and stop transfer instructions reflecting that these restrictions on transfer will be placed with the transfer agent of the Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.”

Section 5.14        Placement and Finder’s Fees. Except for fees payable to The Nine Associates, LLC (if any), no agent, broker, investment banker, finder, financial advisor or other person acting on behalf of any Seller or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated hereby, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreements, arrangements or understanding made by or on behalf of any Seller.

Section 5.15        Disclosure. No representation or warranty of any Seller in this Agreement or any statement or document delivered by any Seller in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.16        PMW Bankruptcy; PMW Assets. Notwithstanding the representations and warranties make by PMW in Article III, such Seller understands that PMW is in Chapter 11 in the Bankruptcy Court and such Seller has had the opportunity to review PMW’s filings with the Bankruptcy Court, and PMW is not making any representations or warranties with respect to the value, condition or sufficiency of its assets, PMW Intellectual Property Rights, or business operations.

Article 6

CERTAIN COVENANTS

Section 6.01        Conduct of Business by PMW. Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of TPN, during the period commencing with the date of this Agreement and continuing until the Closing Date, PMW shall not conduct any trade or business other than as presently conducted, shall preserve intact its business organizations and maintain the registration of PMW and the Common Stock under the Exchange Act.

Section 6.02        Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article 9, and in each case subject to Section 6.03 below, each party hereto shall provide to the other party (and the other party’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

Section 6.03        Confidentiality. Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to he, she or it in connection with the Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, stockholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Exchange (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall to the extent permitted by law: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

Section 6.04        No Shop. Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article 9, neither PMW, nor TPN, nor the Sellers, nor any of their respective representatives shall, directly or indirectly, take any of the following actions with any third party: (i) solicit, initiate, encourage, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving PMW or TPN, (B) the acquisition of beneficial ownership of any equity interest in PMW or TPN, whether by issuance or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the Sellers or otherwise, (C) the license or transfer of all or a material portion of the assets of PMW or TPN, or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the transactions contemplated by this Agreement (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”); or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to PMW or TPN in connection with, or take any other action to solicit, consider, entertain, facilitate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third-Party Acquisition. The parties acknowledge and agreed that money damages would not be a sufficient remedy for any breach of this Section and that any aggrieved party shall therefore be entitled to seek equitable relief, including an injunction or specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or equity.

Section 6.05        Further Assurances. Each of the parties hereto agrees to use commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Exchange, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the Exchange, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 6.06        Public Announcements. PMW, the Sellers and TPN shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to PMW, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of FINRA.

Section 6.07        Notification of Certain Matters. Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.08        Financial Statements. On or before the 65th day after the Closing, TPN shall deliver to PMW (i) the TPN Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act, and (ii) the consent of its independent auditors to the inclusion of their audit report and the TPN Financial Statements in a Current Report on Form 8-K and/or Form 10-K relating to the Exchange. TPN shall use its commercially reasonable efforts to have its independent auditor consent to PMW’s use of and reliance on the TPN Financial Statements as may be required in connection with any further filings made by PMW under the United States federal securities laws.

Section 6.09        Tax-Free Exchange Status. The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes: (i) the Exchange shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, (ii) the tax consequences to the Sellers are minimized, and (iii) the tax consequences to the stockholders of PMW are minimized.

Section 6.10        Waiver of Claims. Except with respect to the Permitted Transactions, each Seller for himself and his heirs, executors, administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and acquits TPN and any of its present or former officers, directors, stockholders, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, attorneys and assigns (the “TPN Released Parties”) of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the date of the full execution of this Agreement and the attachments and schedules hereto, which he may have or claim to have against the TPN Released Parties, except for the Permitted Transactions. Each Seller expressly acknowledges that such claims released and discharged by this Section include, but are not limited to, any and all claims against the TPN Released Parties for remuneration, compensation or benefits (including but not limited to fees, salary, expense reimbursements, commissions, stock, options or warrants for stock, success fees, insurance or other benefits, or any other form of remuneration, compensation or benefits of any kind) and any and all other claims of any kind and nature arising prior to execution of this Agreement and the attachments and schedules hereto, which relate in any way to TPN, in all cases except for the Permitted Transactions.

Section 6.11        Plan of Reorganization. Prior to the Closing, PMW shall prepare and file with the Bankruptcy Court a Plan of Reorganization (the “Plan of Reorganization”) which includes provisions for (i) the termination, as of the Closing, of all (a) options, warrants or any other securities convertible into, or exercisable for, shares of Common Stock (or into any other class of equity of PMW); (b) registration rights granted by the Company; and (ii) a reverse stock split of the PMW Common Stock effective as of the Closing resulting in the PMW shareholders as of the Closing holding approximately 400,000 shares of PMW Common Stock; and (c) the approval of the Film Assets Agreement described in Section 6.13.

Section 6.12        Appointment of Directors. Prior to Closing, PMW shall have filed with the SEC a Schedule 14(f)-1 satisfactory to TPN with respect to the change of control transactions described in this Agreement, and shall have caused the Schedule 14(f)-1 to be mailed to each registered holder of its Common Stock. Ten days following the mailing of the Schedule 14(f)-1 to the PMW registered stockholders, the current directors of PMW shall appoint Stephen J. Saber, Nicholas C. Saber, Martin W. Greenwald, Bryan Subotnick, and one to three other director nominees designated by the Sellers to the PMW Board of Directors.

Section 6.13        PMW Film Assets. At the Closing, PMW shall have entered into an agreement with its secured creditor to transfer PMW’s film assets to the secured creditor in exchange for the reduction of secured debt in the amount of $50,000.00 (the “Film Asset Agreement”).

Section 6.14        TPN Payment of Certain PMW Expenses. From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement under Article 9 below, TPN shall pay the reasonable legal, audit and administrative costs of PMW, subject to the satisfaction of each of the following procedures and conditions:

(a)                PMW shall submit to the President of TPN by email a request for payment to a third party payee, showing the proposed payee’s name, mailing address, telephone number, and tax id number (for 1099 purposes, and if requested by TPN, an IRS Form W-9 signed by the payee), a description of the purpose of the payment, the amount of the payment, and the due date (which shall be at least ten (10) days after the date of the request for payment under this Section 6.14(a)).

(b)               If the payment request is for a legal, audit or administrative cost of PMW that is listed in the Disclosure Schedule filed with the Bankruptcy Court, then TPN will pay the amount set forth in the payment request, not to exceed in the aggregate (i) $27,000 between the date of this Agreement and the earlier of (A) the date the Bankruptcy Court approves PMW’s Plan of Reorganization for submission to a vote by PMW’s creditors and (B) the date of termination of this Agreement pursuant to Article 9, and (ii) an additional $23,000 (for a total of $50,000) between the date the Bankruptcy Court approves PMW’s Plan of Reorganization for submission to a vote by PMW’s creditors and the earlier of (C) the date of confirmation of the Plan of Reorganization by the Bankruptcy Court and (D) the date of termination of this Agreement pursuant to Article 9.

(c)                In addition to payments under Section 6.14(b) above, TPN may pay additional PMW expenses identified in PMW payment requests to TPN, within the timing and dollar limitations set out in Section 6.14(b) above, for costs of PMW (other than those listed in the Disclosure Schedule filed with the Bankruptcy Court) as may be mutually agreed by TPN and PMW in their sole and absolute discretion.

(d)               Notwithstanding the foregoing in this Section 6.14, PMW shall not submit any requests for payment, nor shall TPN pay, any PMW expenses until a mutually acceptable third party shall have lent $50,000 to TPN pursuant to a Promissory Note made by TPN in favor of that third party in form and substance satisfactory to TPN and that third party, in each of their sole and absolute discretion.

(e)                Notwithstanding the foregoing in this Section 6.14, PMW shall not submit any requests for payment exceeding $27,000 in the aggregate, nor shall TPN pay, any PMW expenses exceeding $27,000 in the aggregate, until a mutually acceptable third party shall have lent an additional $25,000 to TPN (in addition to the initial loan of $50,000) pursuant to a second Promissory Note made by TPN in favor of that third party in form and substance satisfactory to TPN and that third party, in each of their sole and absolute discretion.

Article 7

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.01        Conditions to Obligations of TPN and the Sellers. The obligations of TPN and the Sellers to consummate the Exchange shall be subject to the fulfillment, or written waiver by TPN, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PMW set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) PMW shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained;

(d) No later than November 15, 2012 the Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, including the Exchange and this Agreement, and there shall be no appeal pending regarding the Plan of Reorganization;

(e) No later than confirmation of the PMW Plan of Reorganization by the Bankruptcy Court, TPN shall have received from investors signed subscription agreements in form and substance satisfactory to TPN in its sole and absolute discretion for equity or debt convertible into equity totaling at least $2,000,000 of gross proceeds; for clarity, notwithstanding anything in this Agreement (or any agreements referenced in this Agreement), TPN is not obligated to consummate the Exchange or otherwise close the transactions contemplated by this Agreement unless the terms, form and substance of such subscription agreements are satisfactory to TPN in its sole and absolute discretion;

(f) PMW shall have no debt for borrowed money outstanding;

(g) PMW’s post-petition trade payables (whether incurred in the ordinary course of business or otherwise) outstanding as of the Closing Date shall not exceed $165,000 (reduced by any amounts paid by TPN pursuant to Section 6.14 of this Agreement);

(h) PMW and each Seller shall have entered into and delivered a copy of his employment agreement with PMW, in a customary and mutually satisfactory form, and the same shall be in full force and effect;

(i) There has been no Material Adverse Effect on the business, condition or prospects of PMW until the Closing Date;

(j) TPN shall have distributed to the Sellers all of TPN’s membership interests in CP LLC such that TPN shall no longer be indirectly or directly owned by TPN;

(k) PMW shall have timely filed with the SEC all PMW SEC Documents, including, without limitation, a Schedule 14(f)-1; and

(l) The Common Stock shall be registered under Section 12(g) of the Exchange Act, and the Common Stock shall be traded on the OTC Bulletin Board or OTC Markets.

Section 7.02        Conditions to Obligations of PMW. The obligations of PMW to consummate the Exchange shall be subject to the fulfillment, or written waiver by PMW, at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of TPN set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) TPN shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by TPN on or prior to the Closing Date;

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, (i) any Regulatory Authority, (ii) PMW’s stockholders, if required, and (iii) under the Delaware General Corporation Law, if required, shall have been obtained; it being agreed by PMW that PMW’s board of directors has approved, and shall at the Closing approve, the Exchange and the transactions contemplated by this Agreement (and any agreements referenced in this Agreement);

(d) There has been no Material Adverse Effect on the business, condition or prospects of TPN until the Closing Date; and

(e) No later than November 15, 2012 the Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, including the Exchange and this Agreement, and there shall be no appeal pending regarding the Plan of Reorganization.

Article 8

INDEMNIFICATION

Section 8.01        Indemnification between the Parties.

(a) Notwithstanding any other indemnification provision hereunder, PMW (the “Indemnifying Party”) shall indemnify and hold harmless TPN and its officers, directors and the Sellers (in this context an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by PMW at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by PMW, (iii) any misrepresentation made by PMW, in each case as made herein or in the Schedules annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by PMW pursuant hereto or in connection with the Exchange, (iv) any untimely filing of or inaccuracy in, any PMW SEC Document, and (v) the operations and liabilities of PMW and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

(b) Notwithstanding any other indemnification provision hereunder, TPN (in this context, the “Indemnifying Party”) shall indemnify and hold harmless PMW and its officers and directors (in this context an “Indemnified Party”), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by TPN at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by TPN, and (iii) any misrepresentation made by TPN, in each case as made herein or in the Schedules annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by TPN pursuant hereto or in connection with the Exchange.

(c) Notwithstanding any other indemnification provision hereunder, each Seller, individually in his capacity as a Seller, and not severally or jointly (in this context, the “Indemnifying Party”), shall indemnify and hold harmless TPN and PMW (in this context an “Indemnified Party”), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by such Seller (in his capacity as a Seller) under this Agreement at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date and (ii) any breach or nonfulfillment of any covenants or agreements made by such Seller.

Section 8.02        Indemnification Procedures for Third Party Claims.

(a) Upon obtaining Knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.01 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party’s own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

Section 8.03        Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, TPN and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.10.

Section 8.04        Limitations on Indemnification. No claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VIII from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

Article 9

TERMINATION

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual signed written consent of PMW and TPN;

(b) by TPN upon written notice to PMW, if the Closing shall not have occurred on or before November 15, 2012 or if any of the conditions to the Closing set forth in Section 7.01 shall have become incapable of fulfillment by November 15, 2012 and shall not have been waived in writing by TPN; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to TPN if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by PMW upon written notice to TPN, if the Closing shall not have occurred on or before November 15, 2012 or if any of the conditions to the Closing set forth in Section 7.02 shall have become incapable of fulfillment by November 15, 2012 and shall not have been waived in writing by PMW; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to PMW if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by PMW or TPN if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and non-appealable; or

(e) by TPN upon written notice to PMW at any time prior to the date which the Bankruptcy Court approves PMW’s Plan of Reorganization for submission to a vote by PMW’s creditors if TPN is not satisfied in its sole and absolute discretion with the results of its due diligence with respect to PMW.

Section 9.02        Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be abandoned without any further action by the parties hereto. If this Agreement is terminated as provided herein:

(a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Exchange, whether obtained before or after the execution hereof; and

(b) each party agrees that all Confidential Information received by PMW or TPN with respect to the other party, this Agreement or the Exchange shall be kept confidential notwithstanding the termination of this Agreement; and

(c) the payments(s) made by TPN pursuant to Section 6.14 shall be non-refundable; provided, however, any and all amounts not used by PMW at the time of termination shall no longer be available to TPN.

Article 10

MISCELLANEOUS

Section 10.01    Entire Agreement. This Agreement and the Schedules hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.02    Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 10.03    Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.04    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.05    Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.06    Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.07    Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.08    Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a party hereto pursuant to the provisions of this Section 10.08).

If to PMW:	with a copy to:
Public Media Works, Inc.	Steven J. Davis, Esq.
4000 Bridgeway, Ste #401	1042 N. El Camino Real, Suite B-261
Sausalito, California 94965	Encinitas, CA 92024-1322
Attn: Martin W. Greenwald
Phone: (415) 524-5967	Phone: (619) 788-2383
Email: steve@sjdavislaw.com

If to TPN or a Seller:	with a copy to:
The Pulse Network, Inc.	Nutter, McClennen & Fish, LLP
437 Turnpike Street	155 Seaport Boulevard
Canton, MA 02021	Boston, MA 02210
Attn: Stephen J. Saber	Attn: Paul R. Eklund, Esq.
Phone: (781) 821-6604	Phone: (617) 439-2303
Email:ssaber@thepulsenetwork.com	Email: peklund@nutter.com and a copy to: Kawesch Law Group, LLC Attention: Lance A. Kawesch 19 Winchester Street, Suite 104 Brookline, MA 02446 Phone: (617) 778-6869 Email: lkawesch@kaweschlaw.com

Section 10.09    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.10    Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court of competent jurisdiction in Wilmington, Delaware, and the parties hereto each consent to the exclusive jurisdiction of such a court.

Section 10.11    Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 10.12    Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by facsimile or electronic/PDF transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.13    Certain Definitions. As used herein:

(a) “Affiliate” shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in Wilmington, Delaware or Boston, Massachusetts;

(c) “Confidential Information” shall mean the existence and contents of this Agreement and the Schedules hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by TPN, on the one hand, or PMW, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(d) “Contract” shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(f) “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

(g) “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(h) “Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

(i) “Lien” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(j) “Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity;

(k) “Material Contract” shall mean any Contract, other than equipment and furniture leases entered into in the ordinary course of business, where the liabilities or commitments associated therewith exceed $10,000 individually or $50,000 in the aggregate;

(l) “Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(m) “SEC” shall mean the Securities and Exchange Commission;

(n) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(o) “Taxes” shall mean all taxes (whether U.S. federal, state, local or other non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

PUBLIC MEDIA WORKS, INC.			THE PULSE NETWORK, INC.

By:	/s/ Martin W. Greenwald	By:	/s/ Stephen J. Saber
	Martin W. Greenwald,		Stephen J. Saber,
	Chief Executive Officer		President

Sellers:

/s/ Stephen J. Saber
Stephen J. Saber, individually

/s/ Nicholas C. Saber
Nicholas C. Saber, individually

/s/ John N. Saber
John N. Saber, individually

[Signature Page to Exchange Agreement]

Schedule I

Schedule of TPN Interests to be exchanged for PMW Common Stock

Seller	Number of Shares	Percentage

Stephen J. Saber	113,685.00	41.34%

Nicholas C. Saber	80,657.50	29.33%

John N. Saber	80,657.50	29.33%

Total	275,000.00	100.00%

On or before the Closing Date, Nicholas C. Saber shall contribute 7,626.00 shares of TPN Common Stock to the equity capital of TPN, and John N. Saber shall contribute 12,654.00 shares of TPN Common Stock to the equity capital of TPN, such that immediately before the Closing, the TPN Interests to be exchanged for PMW Common Stock shall be:

Seller	Number of Shares	Percentage

Stephen J. Saber	113,685.00	44.632%

Nicholas C. Saber	73,031.50	28.671%

John N. Saber	68,003.50	26.697%

Total	254,720.00	100.00%

PMW and TPN agree that one business day after the Closing Date, PMW will adopt an equity incentive plan under which PMW will issue options to acquire PMW Common Stock to employees, officers and directors of PMW. To the extent that any TPN employees hold or were offered options to acquire TPN common stock, PMW will issue new options to those employees under the equity incentive plan that will terminate these employee’s rights to acquire TPN common stock. The options will have an exercise price determined by the PMW Board of Directors in a manner consistent with the equity incentive plan.

PMW and TPN agree that after the Closing Date, PMW will issue options to acquire PMW Common Stock to members of PMW’s board of directors (other than the Sellers).

PMW and TPN agree that after the Closing Date, PMW may issue PMW Common Stock or options to acquire PMW Common Stock to The Nine Associates, LLC.

Nothing in this Agreement or otherwise shall prevent the Sellers from adopting and implementing a trading plan under Rule 10b5-1 of the Exchange Act.

Schedule II

Distribution of PMW Shares to the Sellers

Seller	Number of Shares	Percentage

Stephen J. Saber	16,960,000	44.632%

Nicholas C. Saber	10,895,000	28.671%

John N. Saber	10,145,000	26.697%

Total	38,000,000	100.00%

Schedule III

PMW Shares Owned Post-Closing by Current PMW Shareholders, Directors, Advisors and Creditors

	Shares		Registration/Lockup

Secured Creditors (in aggregate)	1,000,000		Freely trading shares

Unsecured Creditors (in aggregate)	600,000	*	Freely trading shares

PMW Shareholders (after reverse split)	400,000	*	Freely trading shares

**Martin W. Greenwald	250,000		Six month lockup

**Bryan Subotnick	250,000		Six month lockup

**Garrett Cecchini	250,000		See note below***

**Jeffrey L. Salzwedel	250,000		Six month lockup

**Stuart Subotnick	1,000,000		Freely trading shares

T o t a l	4,000,000

*Number for PMW Shareholders after the reverse split is an approximate number. In no event shall the aggregate number of shares issuable to the PMW Shareholders and Unsecured Creditors exceed 1,000,000.

**As will be further described in the PMW Disclosure Statement and Plan of Reorganization.

*** 50,000 of Garrett Cecchini’s shares are freely trading shares as of the Closing Date. An additional 50,000 of Garrett Cecchini’s shares will become freely trading shares on the first, second, third and fourth monthly anniversary of the Closing Date.